Exhibit 3.1

Charger Minerals Corporation
Articles of Incorporation
(pursuant to N.R.S. Chapter 78)

Filed in the Office of the Nevada Secretary of State 04/15/2011 2:35 pm
Document Number 20110283594-05; Entity Number E0217562011-3

1.	Name of Corporation: CHARGER MINERALS CORPORATION
2.	Registered Agent for Service of Process: Aspen Asset Management Services, 6623 Las Vegas Blvd South, Las Vegas, NV 89119*
*Agent for Service subsequently changed to Incorp Services, Inc., 2360 Corporate Cir., Ste 400, Henderson, NV 89074-7722
3.	Authorized Stock:	100,000,000	shares with par value
		-0-	shares without par value
4.	Names and Addresses of Board of Directors / Trustees: Robert Card, 5067 East 26th Drive, Bellingham, WA 98226
5.	Purpose: (optional)
6.	Name, Address and Signature of Incorporator: /S/ Robert Card, 5067 East 26th Drive, Bellingham, WA 98226
7.	Certificate of Acceptance of Appointment of Registered Agent: /S/ Aspen Asset Management Services, 4/15/2011